Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251653

PROSPECTUS SUPPLEMENT

Desktop Metal, Inc.

192,707,982 Shares of Class A Common Stock

25,010,494 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement further supplements and updates the prospectus dated June 3, 2021, relating to the resale of up to 192,707,982 shares of our Class A common stock by the selling securityholders named in the prospectus (including their pledgees, donees, transferees or other successors-in-interest) and the issuance by us of up to 25,010,494 shares of Class A common stock upon the exercise of outstanding warrants, or the Final Prospectus.

This prospectus supplement incorporates into our prospectus the information (other than information that is furnished and not deemed filed) contained in our attached:

•	Current Report on Form 8-K, which was filed with the Securities and Exchange Commission June 11, 2021

Our Class A common stock is listed on the New ork Stock Exchange under the symbol “DM”. On June 10, 2021, the closing sale price of our Class A common stock as reported on the NYSE was $12.86.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for our filings with the Securities and Exchange Commission.

Our business and investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors” in the Final Prospectus .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 11, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2021

Desktop Metal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38835	83-2044042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

63 Third Avenue Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

(978) 224-1244

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	DM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On June 7, 2021, Byron Knight and Andy Wheeler notified Desktop Metal, Inc. (the “Company”) of their intent not to stand for re-election as members of the Company’s Board of Directors (the “Board”) at the Company’s 2021 annual meeting of stockholders in July 2021 (the “Annual Meeting”). The decision of each of Messrs. Knight and Wheeler was not the result of any disagreement relating to the Company’s operations, policies or practices and each will continue to serve as directors until the Annual Meeting. Mr. Wheeler will also continue to serve on the Company’s Nominating and Corporate Governance Committee until the Annual Meeting, at which time the Board plans to appoint a new independent director to the committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Desktop Metal, Inc.

Date:	June 11, 2021	By:	/s/ Ric Fulop
		Name:	Ric Fulop
		Title:	Chief Executive Officer